IQST – iQSTEL Expansion Potential In Light Of Michael Burry Electric Motorcycle Investment And $1.2 Trillion Market Entry

New York, NY, Feb. 17, 2022 (GLOBE NEWSWIRE) -- iQSTEL, Inc. (OTCQX: IQST) today released a letter to shareholders from CEO Leandro Iglesias.  The letter is one in a series of regular updates from the CEO as the company progresses toward its Nasdaq uplisting objective.  The letter is included in its entirety below.

Dear Shareholders:

While overall market performance continues to reflect a degree of uncertainty in reaction to the evolving pandemic, Ukraine tensions, and anticipated interest rate hikes, iQSTEL’s improving future is otherwise becoming more predictable as we continue our advance toward a Nasdaq uplisting.

I believe our upcoming audited financial report for 2021 will further confirm our prospects.  Accordingly, I am confident that confirmation will be reflected in the iQSTEL share price.  As I have said before, I remain optimistic, the iQSTEL share price has the potential to increase organically to meet the Nasdaq minimum listing price.

While we have already published that we expect to report $64 million in revenue in our audited financial report for 2021, and that our shareholder equity in the 2021 report will meet the Nasdaq minimum listing requirement, I don’t believe those figures are yet reflected in the company’s share price.

I believe the upcoming publication of our 2021 audited financial report will confirm our revenue growth and shareholder equity to the market at large beyond our current shareholder following and trigger the opportunity for our share price to align with our fundamentals and prospects.

We have also reported an estimated $6.7 million in revenue for January of 2022.  This is a 42% increase over the $4.8 million in revenue we realized in January 2021.  We anticipate similar performance this month and in March.   When we publish our Q1 results, I believe the credibility of our 2022 $90 million forecast will also be confirmed with the market at large beyond our current shareholder following further enhancing the opportunity for our share price to align with our fundamentals and prospects.

I believe the attention we garner from our fundamental performance will bring greater attention to our overall growth strategy to build on our current telecommunication services business by introducing new and higher margin technology enable offerings to our existing market.

For instance, iQSTEL has introduced a new and growing line of financial services to the migrant client base it currently serves with telecommunication services.  Migrant remittances are currently estimated at over $700 billion annually and expected to exceed $1.2 trillion annually by 2030.

iQSTEL has developed an electric vehicle (EV) division and developed its first product with its current client base in mind.  iQSTEL has produced and shipped EV motorcycles at a manageable price point for its target market.  To balance quality and price, iQSTEL brought their EV design to China and partnered with a local manufacturer.

Harley Davidson recently separated its electric motorcycle division merging it into a SPAC with a Taiwanese motorcycle manufacturer.  Prior to the SPAC deal, Harley Davidson had not brought an electric motorcycle to market at a price point that could establish market traction.  Now with the Taiwanese manufacturing component, the electric motorcycle SPAC has attracted investment from “The Big Short” Investor Michael Burry.

I believe Harley Davidson’s SPAC move and Michael Burry’s investment reflects well on iQSTEL’s EV strategy.

iQSTEL’s exceptional fundamental financial performance soon to be confirmed in the 2021 audited financial report followed by our Q1 2022 report, I believe, will bring attention to our expanding financial services and EV division, and our overall collective growth potential.

I am optimistic the overall market will digest the current uncertainties and that in turn, the overall market performance will again reflect the unbridled global economic growth prospects that we here at iQSTEL have never lost sight of.  I am even more optimistic that iQSTEL’s leadership potential in pursuit of that unbridled global economic growth opportunity will be recognized by the market at large in light of our historical performance and the soundness of our expansion plans.

Sincerely,

Leandro Iglesias
CEO

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iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907, IR Email: investors@iqstel.com
Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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